Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
June 1, 2006		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

DURHAM, NC — (JUNE 1, 2006) M&F BANCORP, INC., a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (M&F Bank), reported net income in the first quarter of 2006 of $669,000 or $0.39 per diluted share, versus a net loss of $16,000, or $.01 per diluted share, in the first quarter of 2005. The improved results for the first quarter of 2006 are primarily due to an increase in net interest income, certain significant loans being upgraded with respect to asset quality, an increase in non-interest income and a decrease in non-interest expenses, net of the associated impact of income taxes.

Net interest income rose 12.8% to $2.552 million in the first quarter of 2006, versus $2.262 million in the first quarter of 2005, primarily due to an increase in net interest-bearing assets of $5.466 million, while the net interest rate spread decreased only slightly to 4.06% from 4.10%. In terms of asset quality, the effects of upgrading certain loans during the first quarter of 2006 that had become classified in the respective period for 2005 resulted in a credit to the income statement of $ ..201 million in 2006 as opposed to a charge of $ .233 million in 2005. In addition, non-interest income rose 20.1% to $ .627 million in the first quarter of 2006 from $ .522 million in the year-ago quarter. Non-interest expense decreased by $ .132 million, or 5.1%, to $2.451 million for the quarter ended March 31, 2006. The provision of income taxes increased by $ .276 million to $ .260 million for the three-month period ended March 31, 2006, resulting in an effective tax rate of 28.0%.

Total assets decreased by $6.712 million to $239.103 million as of March 31, 2006 from $245.815 million as of March 31, 2005, with deposits decreasing 3.49% to $196.634 million as of March 31, 2006 from $203.752 million as of March 31, 2005. Net loans decreased to $163.248 million as of March 31, 2006 from $165.228 million as of March 31, 2005. As of the end of the first quarter of 2006, shareholders’ equity increased to $20.870 million, or $12.28 per diluted share, which represented an equity-to-assets ratio of 8.73%.

Non-performing assets, including non-accrual loans, accruing loans more than 90 days past due, foreclosed assets and restructured loans, were $2.737 million as of March 31, 2006, or 1.14% of assets, versus $5.781 million or 2.35% of assets as of December 31, 2005. The allowance for loan losses was $2.679 million as of March 31, 2006 versus $2.921 million as of December 31, 2005.

Commenting on the results, Ron Wiley, president and Chief Executive Officer, stated, “Over the last ten months we’ve focused on strengthening the fundamentals, and have made strategic decisions to position the Company for long-term growth and profitability. It’s gratifying to see the first quarter’s results beginning to reflect the efforts of our team.”

M&F Bancorp, Inc., (the “Company”) a one-bank holding company with assets of approximately $239 million as of March 31, 2006, is the parent company of Mechanics and Farmers Bank (M&F Bank). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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